Exhibit 10.10

McLeodUSA Director Compensation Policy

Adopted as of January 19, 2006 and amended on February 27, 2007

It is the policy of McLeodUSA to compensate its directors for service on its Board of Directors in the manner as provided below.

Cash Compensation

a.                                       Each director shall be paid a $50,000 annual retainer, to be paid in quarterly installments in arrears. Such retainer shall include compensation for service on one committee.

b.                                      The first six in-person Board or Committee meetings and the first six telephonic Board or Committee meetings in which a director participates are included in the annual retainer. A director shall be compensated in the amount of $2,000 for each in-person meeting attended and $500 for each telephonic meeting attended in excess of the six in-person or telephonic meetings included in the annual retainer.

c.                                       The Audit and Compensation Committee Chairpersons shall receive an additional $5,000 annually.

d.                                      Directors serving on the Nominating and Corporate Governance Committee shall receive an additional $5,000 annually.

e.                                       If the Board appoints a Non-Executive Chairman of the Board, such Chairman shall receive $15,000 annually.

f.                                         No compensation shall be payable to any employee of the Corporation who may serve on the Board of Directors.

Equity Compensation

a.                                           Each director shall receive equity compensation in the form of a stock option to purchase 64,000 shares of common stock pursuant to the Corporation’s 2006 Omnibus Equity Plan.

b.                                          The terms of such stock options shall be determined by the Corporation’s Compensation Committee.

Travel Expenses

a.                                       Directors shall be reimbursed for all reasonable travel and other out of pocket expenses related to Board service.